Exhibit 10.7
The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Senior Indebtedness as defined in, and to the extent provided in, the Agreement dated as of March 27, 2008, among Taberna Capital Management, LLC, Beachwold Partners, L.P., Mr. Robert Rothenberg and Tarragon Corporation.
Amended and Restated Promissory Note

$10,000,000.00	March 27, 2008
     For value received, Tarragon Corporation, a Nevada corporation (“Borrower”), promises to pay to the order of Robert P. Rothenberg (“Lender”), the principal sum of Ten Million Dollars and 00/100 ($10,000,000.00), or so much thereof as may be outstanding, with interest on the unpaid principal balance thereof at the rate set forth in the Loan Agreement (as defined below).
     1. Defined Terms. This Amended and Restated Promissory Note (this “Note”) is given pursuant to that certain letter agreement dated as of the date hereof among Borrower, Beachwold Partners, L.P. and Lender (the “Loan Agreement”). As used in this Note, (i) the term “Lender” means the holder of this Note, (ii) the term “Indebtedness” means the principal of, interest on, or any other amounts due at any time under, this Note including late charges and default interest, and any other sums due and owing pursuant to the Loan Agreement, (iii) “Event of Default” means any failure to pay any portion of the Indebtedness within the earlier to occur of (a) 30 days after the due date therefor and (b) the Maturity Date (as defined below) or any failure by Borrower to otherwise comply in any respect with its obligations under the Loan Agreement and (iv) “Termination Date” means the later to occur of (a) March 27, 2013, and (b) the second anniversary of the repayment in full of the Senior Indebtedness.
     2. Address for Payment. All payments due under this Note shall be payable c/o Beachwold Partners, L.P., 423 West 55th Street, 12th Floor, New York, NY 10019, Attn: William S. Friedman.
     3. Payment of Principal and Interest. The unpaid principal balance of the Loan (as defined in the Loan Agreement), including any PIK Interest (as defined below) added to the unpaid principal balance of the Loan as described below, shall bear interest in an amount equal to (a) cash interest at the rate of 5.00% per annum (“Cash Interest”) plus (b) payment-in-kind interest at the rate of 7.50% per annum (“PIK Interest”). Interest shall be calculated hereunder on the basis of a 360-day year consisting of twelve 30 day months. In no event shall interest be charged hereunder which would violate any applicable law. Accrued and unpaid Cash Interest is due and payable in cash in immediately available funds on the later of (i) each January 30, April 30, July 30 and October 30 of each year and (ii) the day after required quarterly interest payments are made with respect to the Senior Indebtedness. So long as the Senior Indebtedness has not been paid in full, accrued and unpaid PIK Interest is automatically added to the unpaid principal balance of the Loan as additional principal of the Loan on the first day of each month (and such interest will no longer be accrued and unpaid). After the Senior Indebtedness has been paid in full, accrued and unpaid PIK Interest is due and payable in cash in immediately available funds on each date that Cash Interest is due and payable. The outstanding principal balance of the Loan (including any PIK Interest added to the unpaid principal balance of the Loan as described above) is payable in full on the Maturity Date. All accrued and unpaid interest, and all other sums owed under the Loan, shall be due and payable on the earliest to occur of (A) the Termination Date and (B) any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise (the “Maturity Date”).
          The principal balance of this Note, together with all accrued and unpaid interest and all other amounts then payable hereunder shall also be due and payable within ten (10) days after demand by Lender if, at any time after the Subordinated Notes (as hereinafter defined) have been paid in full, there shall occur a Change of Control (as hereinafter defined). For purposes of the preceding sentence:
          (i) “Subordinated Notes” shall mean those certain unsecured subordinated notes previously issued by Borrower, which are held by Taberna Preferred Fundings II Ltd., holder of $37,500,000 of Subordinated Notes, Taberna Preferred Funding III, Ltd., holder of $27,500,000 of Subordinated Notes, Taberna Preferred Funding IV, Ltd., holder of $24,375,000 of Subordinated Notes, Taberna Preferred Funding V, Ltd., holder of $25,000,000 of Subordinated Notes and Taberna Preferred Funding VI, Ltd., holder of $10,625,000 of Subordinated Notes; and
          (ii) “Change in Control” shall mean the occurrence of any of the following events:
(A)	upon the approval by the Board of Directors of Borrower (the “Board”) (or if approval of the Board is not required as a matter of law, the stockholders of the Borrower) of (A) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving entity or pursuant to which shares of Borrower’s common stock would be converted into cash, securities or other property other than a merger in which the holders of shares of Borrower’s common stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving entity immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Borrower or (C) adoption of any plan or proposal for the liquidation or dissolution of the Borrower;

(B)	when any “person” (as defined in Section 13(d) of the Exchange Act), other than the Borrower or any subsidiary or affiliate or employee benefit plan or trust maintained by the Borrower, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the Borrower’s common stock outstanding at the time, without the prior approval of the Board;

(C)	at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the stockholders of the Borrower of each new director during such two year period was approved by a vote of at least two-thirds of the directors then still in office who were Directors at the beginning of such two-year period;

(D)	a filing pursuant to any federal or state law in connection with any tender offer for shares of the Borrower (other than a tender offer by the Borrower); or

(E)	the occurrence of any other event or series of events, which, in the opinion of the Board, will, or is likely to, if carried out, result in a change of control of the Borrower.
     4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.
     5. Acceleration. If an Event of Default has occurred and is continuing, the Indebtedness may, at the option of Lender, without any prior notice to Borrower, at once become due and payable.
     6. Default Rate. If an Event of Default has occurred and is continuing, PIK Interest shall, at Lender’s option, accrue and be payable at the lesser of 25.00% per annum or the maximum interest rate which may be collected from Borrower under applicable law. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, that, during the time that any monthly installment or other payment under this Note is delinquent for more than 30 days, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet is other obligations and to take advantage of other investment opportunities, and that it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment or other payment due under this Note is delinquent for more than 30 days, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note as set forth in this Section 6 represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of the Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.
     7. Prepayments. The principal amount of the Indebtedness evidenced by this Note is prepayable in full or in part at any time, without premium. If (x) the Senior Indebtedness or (y) any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, the Senior Indebtedness (including any accrued and unpaid interest thereon) has been repaid in full, then within 10 days after the date on which Borrower files its next quarterly report with the Securities Exchange Commission for the fiscal quarter in which the Senior Indebtedness or such other indebtedness has been repaid in full and for each subsequent fiscal quarter as long as the Indebtedness remains outstanding, Borrower shall prepay an aggregate principal amount of the Indebtedness equal to the lesser of (a) 25% of (i) cash and cash equivalents set forth on Borrower’s balance sheet as of the end of such fiscal quarter (as reduced by “cut” but “uncashed” checks reflected as overdrafts in Borrower’s general ledger as of such fiscal quarter-end) minus (ii) $10,000,000 and (b) 25% of (i) the lowest amount of Excess Cash (as defined below) available to Borrower as of the last business day of any month in the next twelve (12) month period following such fiscal quarter minus (ii) $10,000,000; provided that the aggregate principal amount of the Indebtedness to be repaid pursuant to this Section 7 at any time shall be determined and approved by the disinterested members of Borrower’s board of directors, whose determination shall be final and binding. For purposes of this Section 7, “Excess Cash” shall mean the excess cash forecasted to be available to Borrower as of the last business day of each month of the relevant rolling twelve month period following each fiscal quarter-end, as set forth in Borrower’s business plan for such period, which business plan shall have been prepared in a manner consistent with past practice.
     8. Costs and Expenses. Borrower shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Lender as a result of any Event of Default or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of the Loan Agreement, including those incurred in post-judgment collection efforts and in any bankruptcy proceedings (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

     9. Forbearance. Any delay by Lender in exercising any right or remedy under this Note or the Loan Agreement or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any remedy for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.
     10. Waivers. Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower, and all endorsers and guarantors of this Note and all other third party obligors.
     11. Loan Charges. Borrower and Lender intend at all times to comply with the laws of the State of New York governing the maximum rate or amount of interest payable on or in connection with this Note and the Indebtedness (or applicable United Sates federal law to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under New York law). If the applicable law is ever judicially interpreted so as to render usurious any amount payable under this Note, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or of acceleration of the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by any applicable law, then Borrower and Lender expressly intend that all excess amounts collected by Lender shall be applied to reduce the unpaid principal balance of this Note (or, if this Note has been or would thereby be paid in full, shall be refunded to Borrower), and the provisions of this Note and the Loan Agreement immediately shall be deemed reformed and the amounts thereafter collectible under this Note or the Loan Agreement reduced, without the necessity of the execution of any new documents, so as to comply with any applicable law, but so as to permit the recovery of the fullest amount otherwise payable under this Note or the Loan Agreement. The right to accelerate the maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by any applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note that permits the compounding of interest, including any provision by which any accrued interest is added to the principal amount of this Note, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the Indebtedness shall not exceed the amount calculated on a simple (i.e. noncompounded) interest basis at the maximum rate on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances.

     12. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.
     13. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.
     14. Governing Law. This Note shall be governed by the laws of the State of New York.
     15. Captions. The captions of the sections of this Note are for convenience only and shall be disregarded in construing this Note.
     16. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be given by registered or certified mail, or by overnight delivery service to Borrower at the address set forth below, and to the Lender at the address set forth in Section 2.
     17. Consent to Jurisdiction and Venue. Borrower agrees that any controversy arising under or in relation to this Note shall be litigated exclusively in New York, New York (the “Jurisdiction”). The state and federal courts and authorities with jurisdiction in the Jurisdiction shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Note. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.
     18. Replacement Note. This Note amends, supercedes and replaces in its entirety that certain $10,000,000.00 Promissory Note from Borrower to Lender dated January 7, 2008 (the “Original Note”), and all amounts outstanding thereunder are now owed and outstanding under this Note, with all accrued interest and other non-principal amounts outstanding under the Original Note as of the date hereof being allocated to this Note.
     19. Waiver. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (A) AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY, WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

     In Witness Whereof, Borrower has signed and delivered this Note, or has caused this Note to be signed and delivered by its duly authorized representative, on the 27th day of March, 2008.

Borrower:

Tarragon Corporation

By:	/s/ Charles D. Rubenstein
Name: Charles D. Rubenstein
Title: Executive Vice President

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